Exhibit 99.1

Pegasystems Expands Current Share Repurchase Program

and Announces Quarterly Cash Dividend

CAMBRIDGE, Mass. — June 4, 2015 — Pegasystems Inc. (NASDAQ: PEGA), the software company empowering the world’s leading enterprises with strategic business applications, today announced that its Board of Directors has authorized an expansion of the Company’s current share repurchase program (the “Current Repurchase Program”). Under this expansion, the expiration date of the Current Repurchase Program has been extended from December 31, 2015 to June 30, 2016, and an additional $50 million in repurchases of the Company’s common stock between June 4, 2015 and June 30, 2016 has been authorized.

The Company also announced a quarterly cash dividend of $0.03 per share, maintaining the Company’s current dividend program. The Q3 2015 dividend will be paid on July 15, 2015 to shareholders of record as of July 1, 2015.

“As we continue to invest in Pegasystems’ growing business, our expansion of the share repurchase program and our quarterly dividend demonstrate Pegasystems’ dedication to delivering increased value to our shareholders,” said Alan Trefler, Founder and CEO of Pegasystems.

At the Company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act, and may establish, modify, or terminate this and other such plans (collectively, the “10b5-1 Plan”). Shares that are repurchased under the Current Repurchase Program will be repurchased under the 10b5-1 Plan.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the annual and applicable quarterly periods ending between June 30, 2015 and December 31, 2016.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the Company’s current expectations, including statements regarding the Company’s plans and expectations with respect to its current share repurchase program and quarterly cash dividend. Factors that could cause actual events or results to differ materially from those contained in such forward-looking statements include future alternative uses for cash, changes in our stock price, and general economic and business conditions. There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The Company assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risk factors are contained in the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2014. These documents are available on the Company’s website at http://www.pega.com/about/investors.

About Pegasystems

Pegasystems (NASDAQ: PEGA) develops strategic applications for sales, marketing, service and operations. Pega’s applications streamline critical business operations, connect enterprises to their customers seamlessly in real-time across channels, and adapt to meet rapidly changing requirements. Pega’s Global 2000 customers include many of world’s most sophisticated and successful enterprises. Pega’s applications, available in the cloud or on-premises, are built on its unified Pega 7 platform, which uses visual tools to easily extend and change applications to meet clients’ strategic business needs. Pega’s clients report that Pega gives them the fastest time to value, extremely rapid deployment, efficient re-use and global scale. For more information, please visit us at www.pega.com.

Press Contact:	Investor Contact:
Lisa Pintchman	Sheila Ennis
Pegasystems Inc.	ICR
lisa.pintchman@pega.com	sheila.ennis@icrinc.com
(617) 866-6293	617-866-6077
Twitter: @pega

All trademarks are the property of their respective owners

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